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                                                                      EXHIBIT 12








STONEPATH GROUP, INC.
Computation of the Ratio of Earnings to Fixed Charges
Regulation S-K Item 503(d)





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


                                                                                   Three Months
                                                                                       Ended
                                                                                  March 31, 2004
                                                                                  --------------


EARNINGS
        Pre-tax income (loss) from continuing operations before minority
            interests or income/(loss) from equity investees                      $(5,431,738)
        Add:  Fixed charges                                                           826,283
        Add:  Amortization of capitalized interest                                       --
        Add:  Distributed income of equity investees                                     --
        Add:  Share of pre-tax losses of equity investees                                --

        Less:  Interest capitalized                                                      --
        Less:  Preference security dividend requirements of
                     consolidated subsidiaries                                           --
        Less:  Minority interest in pre-tax income of subsidiaries
                      that have not incurred fixed charges                            (69,608)
                                                                                  -----------

                                               TOTAL EARNINGS                     $(4,675,063)
                                                                                  ===========


FIXED CHARGES
        Interest expensed and capitalized                                         $    45,256
        Add:  Amortized premiums, discounts and capitalized
                     expenses related to indebtedness                                  29,199
        Add:  Estimate of the interest within rental expense (a)                      751,828
        Add:  Preference security dividend requirements of
                    consolidated subsidiaries (pre-tax)                                  --
                                                                                  -----------

                                               TOTAL FIXED CHARGES                $   826,283
                                                                                  ===========


RATIO OF EARNINGS TO COMBINED FIXED
    CHARGES AND PREFERENCE DIVIDENDS                                                    (5.66)
                                                                                  ===========


DEFICIENCY                                                                        $ 5,501,346
                                                                                  ===========



        (a)  Total rent expense                                                   $ 2,278,267
             Percentage                                                                    33%
                                                                                  -----------
             Estimated interest portion of rent expense                           $   751,828
                                                                                  ===========
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